UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Sprinklr, Inc.

(Name of Issuer)

Class A Common Stock, $0.00003 par value per share

(Title of Class of Securities)

85208T107

(CUSIP Number)

September 30, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 85208T107
1.	Names of Reporting Persons Battery Ventures IX, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 14,570,734 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 14,570,734 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,570,734 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.7% of common stock (10.2% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by Battery Ventures IX, L.P. (“BV9”), Battery Investment Partners IX, LLC (“BIP9”), Battery Partners IX, LLC (“BP9”), Battery Ventures Select Fund I, L.P. (“BV Select I”), Battery Partners Select Fund I, L.P. (“BP Select I”), Battery Investment Partners Select Fund I, L.P. (“BIP Select I”), Battery Partners Select Fund I GP, LLC (“BP Select I GP”), Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Morad Elhafed (“Elhafed”), Jesse Feldman (“Feldman”), Russell Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea Stoner (“Stoner”), R. David Tabors (“Tabors”), Dharmesh Thakker (“Thakker”), and Scott R. Tobin (“Tobin”). Agrawal, Brown, Feldman, Lee, Tabors and Tobin are collectively referred to as the “BV Managing Members.” Agrawal, Brown, Elhafed, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin are collectively referred to as the “BP Select Managing Members” and, together with the BV Managing Members and the foregoing entities, the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 9,236,367 shares of Class A common stock and 5,334,367 shares of Class A common stock issuable upon conversion of 5,334,367 shares of Class B common stock held by BV9. BP9 is the general partner of BV9 and the BV Managing Members are the managing members of BP9. Each of BP9 and the BV Managing Members shares voting and investment authority over these shares.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 5,334,367 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

2

CUSIP No. 85208T107
1.	Names of Reporting Persons Battery Investment Partners IX, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 142,987 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 142,987 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 142,987 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1% of common stock (0.1% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 89,652 shares of Class A common stock and 53,335 shares of Class A common stock issuable upon conversion of 53,335 shares of Class B common stock held by BIP9. BP9 is the managing member of BIP9 and the BV Managing Members are the managing members of BP9. Each of BP9 and the BV Managing Members shares voting and investment authority over these shares.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 53,335 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

3

CUSIP No. 85208T107
1.	Names of Reporting Persons Battery Partners IX, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 14,713,721 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 14,713,721 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,713,721 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.8% of common stock (10.3% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 9,236,367 shares of Class A common stock and 5,334,367 shares of Class A common stock issuable upon conversion of 5,334,367 shares of Class B common stock held by BV9; and (ii) 89,652 shares of Class A common stock and 53,335 shares of Class A common stock issuable upon conversion of 53,335 shares of Class B common stock held by BIP9. BP9 is the general partner of BV9 and the managing member of BIP9 and the BV Managing Members are the managing members of BP9. Each of BP9 and the BV Managing Members shares voting and investment authority over these shares.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 5,387,702 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

4

CUSIP No. 85208T107
1.	Names of Reporting Persons Battery Ventures Select Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,384,232 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,384,232 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,384,232 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.3% of common stock (2.4% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I. BP Select I is the general partner of BV Select I, BP Select I GP is the general partner of BP Select I and the BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I, BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

5

CUSIP No. 85208T107
1.	Names of Reporting Persons Battery Partners Select Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,384,232 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,384,232 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,384,232 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.3% of common stock (2.4% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I. BP Select I is the general partner of BV Select I, BP Select I GP is the general partner of BP Select I and the BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I, BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

6

CUSIP No. 85208T107
1.	Names of Reporting Persons Battery Investment Partners Select Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 334,704 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 334,704 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 334,704 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.1% of common stock (0.2% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of 215,670 shares of Class A common stock and 119,034 shares of Class A common stock issuable upon conversion of 119,034 shares of Class B common stock held by BIP Select I. BP Select I GP is the general partner of BIP Select I and the BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 119,034 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

7

CUSIP No. 85208T107
1.	Names of Reporting Persons Battery Partners Select Fund I GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,718,936 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,718,936 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,718,936 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.5% of common stock (2.7% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Consists of (i) 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I and (ii) 215,670 shares of Class A common stock and 119,034 shares of Class A common stock issuable upon conversion of 119,034 shares of Class B common stock held by BIP Select I. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 1,322,602 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

8

CUSIP No. 85208T107
1.	Names of Reporting Persons Neeraj Agrawal
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 973,342
	6.	Shared Voting Power 18,432,657 (2)
	7.	Sole Dispositive Power 973,342
	8.	Shared Dispositive Power 18,432,657 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,405,999 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.7% of common stock (13.5% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 9,236,367 shares of Class A common stock and 5,334,367 shares of Class A common stock issuable upon conversion of 5,334,367 shares of Class B common stock held by BV9; (ii) 89,652 shares of Class A common stock and 53,335 shares of Class A common stock issuable upon conversion of 53,335 shares of Class B common stock held by BIP9; (iii) 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I; and (iv) 215,670 shares of Class A common stock and 119,034 shares of Class A common stock issuable upon conversion of 119,034 shares of Class B common stock held by BIP Select I. BP9 is the general partner of BV9 and the managing member of BIP9. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of BP9, share voting and investment authority over the shares held by each of BV9 and BIP9. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 6,710,304 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

9

CUSIP No. 85208T107
1.	Names of Reporting Persons Michael Brown
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 484,562
	6.	Shared Voting Power 18,432,657 (2)
	7.	Sole Dispositive Power 484,562
	8.	Shared Dispositive Power 18,432,657 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,917,219 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.5% of common stock (13.2% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 9,236,367 shares of Class A common stock and 5,334,367 shares of Class A common stock issuable upon conversion of 5,334,367 shares of Class B common stock held by BV9; (ii) 89,652 shares of Class A common stock and 53,335 shares of Class A common stock issuable upon conversion of 53,335 shares of Class B common stock held by BIP9; (iii) 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I; and (iv) 215,670 shares of Class A common stock and 119,034 shares of Class A common stock issuable upon conversion of 119,034 shares of Class B common stock held by BIP Select I. BP9 is the general partner of BV9 and the managing member of BIP9. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of BP9, share voting and investment authority over the shares held by each of BV9 and BIP9. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 6,710,304 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

10

CUSIP No. 85208T107
1.	Names of Reporting Persons Morad Elhafed
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒(1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 91,284
	6.	Shared Voting Power 3,718,936 (2)
	7.	Sole Dispositive Power 91,284
	8.	Shared Dispositive Power 3,718,936 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,810,220 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.5% of common stock (2.8% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I; and (ii) 215,670 shares of Class A common stock and 119,034 shares of Class A common stock issuable upon conversion of 119,034 shares of Class B common stock held by BIP Select I. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 1,322,602 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

11

CUSIP No. 85208T107
1.	Names of Reporting Persons Jesse Feldman
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 363,880
	6.	Shared Voting Power 18,432,657 (2)
	7.	Sole Dispositive Power 363,880
	8.	Shared Dispositive Power 18,432,657 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,796,537 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.4% of common stock (13.1% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 9,236,367 shares of Class A common stock and 5,334,367 shares of Class A common stock issuable upon conversion of 5,334,367 shares of Class B common stock held by BV9; (ii) 89,652 shares of Class A common stock and 53,335 shares of Class A common stock issuable upon conversion of 53,335 shares of Class B common stock held by BIP9; (iii) 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I; and (iv) 215,670 shares of Class A common stock and 119,034 shares of Class A common stock issuable upon conversion of 119,034 shares of Class B common stock held by BIP Select I. BP9 is the general partner of BV9 and the managing member of BIP9. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of BP9, share voting and investment authority over the shares held by each of BV9 and BIP9. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 6,710,304 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

12

CUSIP No. 85208T107
1.	Names of Reporting Persons Russell Fleischer
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,718,936 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,718,936 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,718,936 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.5% of common stock (2.7% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I; and (ii) 215,670 shares of Class A common stock and 119,034 shares of Class A common stock issuable upon conversion of 119,034 shares of Class B common stock held by BIP Select I. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 1,322,602 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

13

CUSIP No. 85208T107
1.	Names of Reporting Persons Roger H. Lee
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 514,799
	6.	Shared Voting Power 18,432,657 (2)
	7.	Sole Dispositive Power 514,799
	8.	Shared Dispositive Power 18,432,657 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 18,947,456 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.5% of common stock (13.2% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 9,236,367 shares of Class A common stock and 5,334,367 shares of Class A common stock issuable upon conversion of 5,334,367 shares of Class B common stock held by BV9; (ii) 89,652 shares of Class A common stock and 53,335 shares of Class A common stock issuable upon conversion of 53,335 shares of Class B common stock held by BIP9; (iii) 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I; and (iv) 215,670 shares of Class A common stock and 119,034 shares of Class A common stock issuable upon conversion of 119,034 shares of Class B common stock held by BIP Select I. BP9 is the general partner of BV9 and the managing member of BIP9. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of BP9, share voting and investment authority over the shares held by each of BV9 and BIP9. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 6,710,304 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

14

CUSIP No. 85208T107
1.	Names of Reporting Persons Chelsea R. Stoner
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 220,767
	6.	Shared Voting Power 3,718,936 (2)
	7.	Sole Dispositive Power 220,767
	8.	Shared Dispositive Power 3,718,936 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,939,703 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.6% of common stock (2.8% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I; and (ii) 215,670 shares of Class A common stock and 119,034 shares of Class A common stock issuable upon conversion of 119,034 shares of Class B common stock held by BIP Select I. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 1,322,602 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

15

CUSIP No. 85208T107
1.	Names of Reporting Persons R. David Tabors
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 14,713,721 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 14,713,721 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,713,721 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.8% of common stock (10.3% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 9,236,367 shares of Class A common stock and 5,334,367 shares of Class A common stock issuable upon conversion of 5,334,367 shares of Class B common stock held by BV9; and (ii) 89,652 shares of Class A common stock and 53,335 shares of Class A common stock issuable upon conversion of 53,335 shares of Class B common stock held by BIP9. BP9 is the general partner of BV9 and the managing member of BIP9. The BV Managing Members, as managing members of BP9, share voting and investment authority over the shares held by each of BV9 and BIP9.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 5,387,702 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

16

CUSIP No. 85208T107
1.	Names of Reporting Persons Dharmesh Thakker
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 3,718,936 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 3,718,936 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,718,936 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.5% of common stock (2.7% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I; and (ii) 215,670 shares of Class A common stock and 119,034 shares of Class A common stock issuable upon conversion of 119,034 shares of Class B common stock held by BIP Select I. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 1,322,602 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

17

CUSIP No. 85208T107
1.	Names of Reporting Persons Scott R. Tobin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 599,096
	6.	Shared Voting Power 18,432,657 (2)
	7.	Sole Dispositive Power 599,096
	8.	Shared Dispositive Power 18,432,657 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 19,031,753 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 7.5% of common stock (13.2% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	Includes (i) 9,236,367 shares of Class A common stock and 5,334,367 shares of Class A common stock issuable upon conversion of 5,334,367 shares of Class B common stock held by BV9; (ii) 89,652 shares of Class A common stock and 53,335 shares of Class A common stock issuable upon conversion of 53,335 shares of Class B common stock held by BIP9; (iii) 2,180,664 shares of Class A common stock and 1,203,568 shares of Class A common stock issuable upon conversion of 1,203,568 shares of Class B common stock held by BV Select I; and (iv) 215,670 shares of Class A common stock and 119,034 shares of Class A common stock issuable upon conversion of 119,034 shares of Class B common stock held by BIP Select I. BP9 is the general partner of BV9 and the managing member of BIP9. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of BP9, share voting and investment authority over the shares held by each of BV9 and BIP9. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.

(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 253,468,481 shares of Common Stock (136,970,240 shares of Class A Common Stock and 116,498,241 shares of Class B Common Stock) outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024.

(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 136,970,240 shares of Class A Common Stock outstanding as of August 30, 2024 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on September 4, 2024 and (ii) Class A common stock issuable upon conversion of 6,710,304 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

18

Item 1.
(a)	Name of Issuer Sprinklr, Inc.
(b)	Address of Issuer’s Principal Executive Offices 441 9th Avenue, 12th Floor New York, NY 10001

Item 2.
(a)

Name of Person Filing

Battery Ventures IX, L.P. (“BV9”)

Battery Investment Partners XI, LLC (“BIP9”)

Battery Partners IX, LLC (“BP9”)

Battery Ventures Select Fund I, L.P. (“BV Select I”)

Battery Partners Select Fund I, L.P. (“BP Select I”)

Battery Investment Partners Select Fund I, L.P. (“BIP Select I”)

Battery Partners Select Fund I GP, LLC (“BP Select I GP”)

Neeraj Agrawal (“Agrawal”)

Michael Brown (“Brown”)

Morad Elhafed (“Elhafed”)

Jesse Feldman (“Feldman”)

Russell Fleischer (“Fleischer”)

Roger H. Lee (“Lee”)

Chelsea Stoner (“Stoner”)

R. David Tabors (“Tabors”

Dharmesh Thakker (“Thakker”)

Scott R. Tobin (“Tobin”)

(b)	Address of Principal Business Office or, if none, Residence Battery Ventures One Marina Park Drive Suite 1100 Boston, MA 02210

(c)	Citizenship
	Entities:	BV9	-	Delaware
		BIP9	-	Delaware
		BP9	-	Delaware
		BV Select I	-	Delaware
		BP Select I	-	Delaware
		BIP Select I	-	Delaware
		BP Select I GP	-	Delaware

	Individuals:	Agrawal	-	United States
		Brown	-	United States
		Elhafed	-	United States
		Feldman	-	United States
		Fleischer	-	United States
		Lee	-	United States
		Stoner	-	United States
		Tabors	-	United States
		Thakker	-	United States
		Tobin	-	United States

(d)	Title of Class of Securities Class A Common Stock, $0.00003 par value per share
(e)	CUSIP Number 85208T107

19

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
The following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 is provided as of November 12, 2024:
(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person
(b) Percent of class: See Row 11 of cover page for each Reporting Person
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable

Item 8.	Identification and Classification of Members of the Group
Not applicable

20

Item 9.	Notice of Dissolution of Group
Not applicable

Item 10.	Certification
Not applicable

21

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 12, 2024

BATTERY VENTURES IX, L.P.		BATTERY VENTURES SELECT FUND I, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY INVESTMENT PARTNERS XI, LLC		BATTERY PARTNERS SELECT FUND I, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY PARTNERS XI, LLC		BATTERY INVESTMENT PARTNERS SELECT FUND I, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

NEERAJ AGRAWAL		BATTERY PARTNERS SELECT FUND I GP, LLC

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MICHAEL BROWN		CHELSEA R. STONER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MORAD ELHAFED		R. DAVID TABORS

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

JESSE FELDMAN		DHARMESH THAKKER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

RUSSELL FLEISCHER		SCOTT R. TOBIN

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

ROGER H. LEE

By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Title:	Attorney-in-Fact

22

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

23

Exhibit(s):

A	Joint Filing Agreement

24

EXHIBIT A

JOINT FILING AGREEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Class A Common Stock of Sprinklr, Inc. is filed on behalf of each of us.

Dated: November 12, 2024

BATTERY VENTURES IX, L.P.		BATTERY VENTURES SELECT FUND I, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY INVESTMENT PARTNERS XI, LLC		BATTERY PARTNERS SELECT FUND I, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY PARTNERS XI, LLC		BATTERY INVESTMENT PARTNERS SELECT FUND I, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

NEERAJ AGRAWAL		BATTERY PARTNERS SELECT FUND I GP, LLC

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MICHAEL BROWN		CHELSEA R. STONER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MORAD ELHAFED		R. DAVID TABORS

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

JESSE FELDMAN		DHARMESH THAKKER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

RUSSELL FLEISCHER		SCOTT R. TOBIN

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

ROGER H. LEE

By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Title:	Attorney-in-Fact